Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Director Option Plan of Adept Technology, Inc. of our report dated August 19, 2005, with respect to the consolidated financial statements and schedule of Adept Technology, Inc. as of June 30, 2005, and for each of the two years in the period ended June 30, 2005, included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

November 16, 2006